Exhibit 10.2

CHANGE IN CONTROL SEVERANCE AGREEMENT
THIS CHANGE IN CONTROL SEVERANCE AGREEMENT (the "Agreement") is made and entered into as of this 31st day of December, 2018 (the "Commencement Date"), by and between FIRST FINANCIAL NORTHWEST BANK (which, together with any successor thereto which executes and delivers the assumption agreement provided for in Section 6(a) hereof or which otherwise becomes bound by all of the terms and provisions of this Agreement by operation of law, is hereinafter referred to as the "Bank"), and Randy T. Riffle (the "Employee").
WHEREAS, the Employee is currently serving as Executive Vice President and Chief Credit Officer of the Bank: and
WHEREAS, the board of directors of the Bank (the "Board") recognizes that the possibility of a change in control of the Bank or of its holding company, First Financial Northwest, Inc. (the "Company"), may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of key management to the detriment of the Bank, the Company and its stockholders; and
WHEREAS, the Board believes it is in the best interests of the Bank to enter into this Agreement with the Employee in order to assure continuity of management of the Bank and to reinforce and encourage the continued attention and dedication of the Employee to the Employee's assigned duties without distraction in the face of potentially disruptive circumstances arising from the possibility of a change in control of the Company and/or the Bank, although no such change is now contemplated; and
WHEREAS, the Board has approved and authorized the execution of this Agreement with the Employee;
NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein, it is AGREED as follows:
1.            Certain Definitions.
(a)      The term "Agreement Renewal Date" shall mean the December 31 next following the Commencement Date and each anniversary thereof.
(b)      The term "Change in Control" means (1) an offeror other than the Company purchases shares of stock of the Company or the Bank pursuant to a tender or exchange offer for such shares; (2) an event of a nature that results in the acquisition of control of the Company or the Bank within the meaning of the Savings and Loan Holding Company Act under 12 U.S.C. Section 1467a (or any successor statute) and applicable regulations or requires the filing of a notice with the Federal Reserve Board or the Federal Deposit Insurance Corporation ("FDIC"); (3) any person (as the term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 ("Exchange Act")) that is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly of securities of the Company or the Bank representing 25% or more of the combined voting power of the Company's or the Bank's outstanding securities; (4) individuals who are members of the board of directors of the Company immediately following the Commencement Date or who are members of the Board immediately following the Commencement Date (in each case, the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the Commencement Date whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board or whose nomination for election by the Company's stockholders was approved by the nominating committee serving under an Incumbent Board, shall be considered a member of the Incumbent Board; or (5) consummation of a plan of reorganization, merger, acquisition, consolidation, sale of all or substantially all of the assets of the Company or a similar transaction in which the Company is not the resulting entity, provided that the term "Change in Control" shall not include an acquisition of securities by an employee benefit plan of the Bank or the Company.
(c)      The term "Commencement Date" means the date of this Agreement.
(d)      The term "Consolidated Subsidiaries" means any subsidiary or subsidiaries of the Company (or its successors) that are part of the affiliated group (as defined in Section 1504 of the Internal Revenue Code of 1986, as amended (the "Code"), without regard to subsection (b) thereof) that includes the Bank, including but not limited to the Company.
(e)      The term "Date of Termination" means the date upon which the Employee ceases to serve as an employee of the Bank.
(f)      The term "Involuntary Termination" means the termination of the employment of Employee (i) by the Bank, without his express written consent; or (ii) by the Employee by reason of a material diminution of or interference with his duties, responsibilities or benefits, including (without limitation) any of the following actions unless consented to in writing by the Employee: (1) a requirement that the Employee be based at any place other than Renton, Washington, or within a radius of 35 miles from the location of the Bank's administrative offices as of the Commencement Date, except for reasonable travel on Company or Bank business; (2) a material demotion of the Employee; (3) a material reduction in the number or seniority of personnel reporting to the Employee or a material reduction in the frequency with which, or in the nature of the matters with respect to which such personnel are to report to the Employee, other than as part of a Bank- or Company-wide reduction in staff; (4) a reduction in the Employee's salary other than as part of an overall program applied uniformly and with equitable effect to all members of the senior management of the Bank; (5) a material permanent increase in the required hours of work or the workload of the Employee; or (6) any purported termination of the Employee's employment, except for Termination for Cause (and, if applicable, the requirements of Section 1(i) hereof), which purported termination shall not be effective for purposes of this Agreement. The term "Involuntary Termination" does not include Termination for Cause, retirement or suspension or temporary or permanent prohibition from participation in the conduct of the Bank's affairs under Section 8 of the Federal Deposit Insurance Act.
(g)      The term "Restriction Period" shall mean the one-year period commencing on the date of the Employee's Date of Termination.

(h)      The term "Section 409A" shall mean Section 409A of the Code and the regulations and guidance of general applicability issued thereunder.
(i)      The terms "Termination for Cause" and "Terminated for Cause" mean termination of the employment of the Employee because of the Employee's personal dishonesty, willful misconduct, breach of a fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or (except as provided below) material breach of any provision of this Agreement. No act or failure to act by the Employee shall be considered willful unless the Employee acted or failed to act with an absence of good faith and without a reasonable belief that his action or failure to act was in the best interest of the Company or the Bank. The Employee shall not be deemed to have been Terminated for Cause unless and until there shall have been delivered to the Employee a copy of a resolution, duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board of Directors at a meeting of the Board duly called and held for such purpose (after reasonable notice to the Employee and an opportunity for the Employee, together with the Employee's counsel, to be heard before the Board), stating that in the good faith opinion of the Board of Directors the Employee has engaged in conduct described in the preceding sentence and specifying the particulars thereof in detail.
2.        Term. The term of this Agreement shall be a period of three years beginning on the Commencement Date, subject to earlier termination as provided herein. Beginning on the Agreement Renewal Date, and on each subsequent Agreement Renewal Date, the term of this Agreement shall be extended for a period of one year in addition to the then-remaining term, provided that within the 90 day period ending on such Agreement Renewal Date, the Board of Directors does not inform the Employee in writing that the Agreement will not be extended. Reference herein to the term of this Agreement shall refer to both such initial term and such extended terms.  Notwithstanding anything herein to the contrary, this Agreement shall immediately terminate, and no payments shall be due hereunder, if: (a) either the Bank terminates the Employee's employment (other than on account of Termination for Cause) or the Employee's employment is terminated in the event of Involuntary Termination by the Employee, prior to the effective date of a Change in Control, (b) the Employee becomes entitled to receive payments from the Bank on account of Involuntary Termination under any other agreement, or (c) the Employee voluntarily terminates employment with the Bank for any reason that does not constitute an Involuntary Termination.
3.         Severance Benefits.
(a)      If after a Change in Control, the Bank shall terminate the Employee's employment (other than on account of Termination for Cause), or employment is terminated in the event of Involuntary Termination by the Employee, within 12 months following a Change in Control, the Bank shall (i) pay the Employee his base salary through the Date of Termination; (ii) pay the Employee an amount equal to one times his base salary (determined as of the Date of Termination, and disregarding any incentive or other extraordinary compensation, such amount being referred to herein as "Base Salary"), with such amount being paid ratably over a period of one year, commencing on the Employee's Date of Termination (the "One-Year Period"); (iii)  pay the Employee's prorated portion of any incentive or bonus payments, with such payments being made ratably over the One-Year Period; (iv) continue to provide, at the Bank's expense, for the One-Year Period, the medical, dental, vision and disability insurance coverage that would have been provided to the Employee had he remained employed with the Bank (subject to the availability of such insurance to the Employee, and if such insurance is not available to the Employee, a cash equivalent benefit shall be provided, which shall be paid ratably over the One-Year Period); and (v) pay to the Employee in a lump sum in cash, within 25 days after the later of the date of such Change in Control or the Date of Termination, an amount equal to 0.99 times the Employee's Base Salary.  Notwithstanding the foregoing, if the Bank's providing continuing health insurance benefits under this Section 3(a) would violate the nondiscrimination requirements under the Patient Protection and Affordable Care Act and the regulations and guidance of general applicability issued thereunder ("PPACA"), so as to result in the imposition of penalties under the PPACA, then the Bank shall revise this Section 3(a) in such manner as is necessary to comply with the PPACA, provided that such reformation provides the Employee with an equivalent economic benefit had this sentence not applied (determined without regard to tax consequences) and does not result in a violation of Section 409A.  All payments due hereunder shall be subject to applicable tax and other withholdings.  No payment shall be made under this Section 3 unless the Employee timely executes a release substantially in the form attached as Exhibit A hereto. Payments under this Section 3 are subject to the restrictions and conditions set forth in this Agreement.
(b)     The Employee shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation earned by the Employee as the result of employment by another employer, by retirement benefits after the Date of

Termination or otherwise. This Agreement does not constitute a contract of employment or impose on the Company or the Bank any obligation to retain the Employee, to change the status of the Employee's employment, or to change the Company's or the Bank's policies regarding termination of employment.
(c)      If and to the extent that the compensation provided for under this Agreement is subject to Section 409A, then notwithstanding the provisions of Section 3(a) to the contrary, the payment of such compensation that is subject to Section 409A:
(i)      shall be payable only if the Employee's termination of employment also constitutes a "separation from service" within the meaning of Section 409A, taking into account the relevant rules and presumptions in the Section 409A regulations;
(ii)      shall be considered made under a "separation pay plan" (within the meaning of Section 409A) to the extent such payment may be treated as made under a separation pay plan. Any additional amounts that may be due the Employee under Section 3(a)(iii) shall be (A) considered deferred compensation for purposes of Section 409A, (B) treated as paid after all separation pay plan payments are made, and (C) subject to subparagraph (iii) below; and
(iii)      if this subparagraph (iii) applies, then amounts that are considered to be deferred compensation under Section 409A shall not be paid earlier than six months after the Employee's separation from service (as defined in Section 3(c)(i) above), if the Employee is a "specified employee" (within the meaning of Section 409A). The payment that is delayed on account of the preceding sentence shall be made on the 185th day following the date of the Employee's separation from service, as herein defined.
The purpose of this Section 3(c) is to cause the Agreement to comply with Section 409A, and these provisions (and the Agreement) shall be administered and interpreted accordingly.
(d)      Temporary Suspension or Prohibition.  If the Employee is suspended and/or temporarily prohibited from participating in the conduct of the Bank's affairs by a notice served under Section 8(e)(3) or (g)(1) of the FDIA, 12 U.S.C. Section 1818(e)(3) and (g)(1), or pursuant to Section 30.12.040 of the Revised Code of Washington (R.C.W.), the Bank's obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, the Bank may in its discretion (i) pay the Employee all or part of the compensation withheld while its obligations under this Agreement were suspended, and (ii) reinstate in whole or in part any of its obligations which were suspended, all in a manner that does not violate Section 409A.

(e)      Permanent Suspension or Prohibition.  If the Employee is removed and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under Section 8(e)(4) or (g)(1) of the FDIA, 12 U.S.C. Section 1818(e)(4) and (g)(1), or pursuant to R.C.W. Section 30.12.040, all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(f)      Default of the Bank.  If the Bank is in default (as defined in Section 3(x)(1) of the FDIA), all obligations under this Agreement shall terminate as of the date of default, but this provision shall not affect any vested rights of the contracting parties.

(g)      Termination by Regulators.  All obligations under this Agreement shall be terminated, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the Bank: (1) at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the FDIA; or (2) by the FDIC, at the time it approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Director to be in an unsafe or unsound condition.  Any rights of the parties that have already vested, however, shall not be affected by any such action.

(h)      Reductions of Benefits. Notwithstanding any other provision of this Agreement, if payments and the value of benefits received or to be received under this Agreement, together with any other amounts and the value of benefits received or to be received by the Employee, would cause any amount to be nondeductible by the Company or any of the Consolidated Subsidiaries for federal income tax purposes pursuant to or by reason of Code Section 280G, then payments and benefits under this Agreement shall be reduced (not less than zero) to the extent necessary so as to maximize the economic present value of benefits to be received by the Employee, as determined by the Compensation Committee of the Company Board of Directors as of the date of the Change in Control using the discount rate required by Code Section 280G(d)(4), without causing any amount to become nondeductible pursuant to or by reason of Code Section 280G.

(i)      Further Reductions.  Any payments made to the Employee pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. Section 1828(k) and FDIC regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.  Any payments made to the Employee pursuant to this Agreement also are subject to the Employee complying with the requirements of Section 4.  If those requirements are not met, then amounts payable under this Section 3 are subject to reduction or reimbursement as provided for in Section 4.

(j)      No Duplicative Payments.   Any amount that may be payable hereunder, of whatever nature, shall be reduced on a dollar for dollar basis by any amount received by the Employee from the Bank on account of his Involuntary Termination under any other agreement.

4.            Nonsolicitation; Nonraiding; Nondisclosure.

(a)     During the Restriction Period, the Employee shall not solicit any Customers for services or products then provided by the Company, the Bank or the Consolidated Subsidiaries.  For purpose of this Section, "Customers" are defined as (1) all customers serviced by the Company, the Bank, or any of the Consolidated Subsidiaries as of the Employee's Date of Termination, (2) all potential customers whom the Company, the Bank or any of the Consolidated Subsidiaries actively solicited at any time during the 12-month period ending on the Employee's Date of Termination, and (3) all successors, owners, directors, partners and management personnel of the Customers described in (1) or (2).
 (b)    The Employee recognizes that the workforce of the Company and the Bank is a vital part of their businesses; therefore, during the Restriction Period, the Employee shall not directly or indirectly recruit or solicit any Employee (as defined below) to leave his or her employment with the Company, the Bank or any of the Consolidated Subsidiaries. Without limiting the foregoing, this includes that the Employee shall not (1) disclose to any third party the names, backgrounds, or qualifications of any of the Employees or otherwise identify them as potential candidates for employment, or (2) personally or through any other person approach, recruit, interview or otherwise solicit Employees to work for any other employer.  For purposes of this Section, "Employees" means all employees working for the Company, the Bank or any of the Consolidated Subsidiaries at the time of the Employee's Date of Termination.

(c)      In the course of employment, the Employee may have access to confidential information and trade secrets relating to the business of the Bank or the Company. Except as required in the course of employment by the Bank, the Employee shall not, without the prior written consent of the Board of Directors, directly or indirectly disclose to anyone any confidential information relating to the Bank, the Company or any financial information, trade secrets or "know-how" that is germane to the Bank's or the Company's business and operations. The Employee recognizes and acknowledges that any financial information concerning any of the customers of the Bank, the Company or any affiliated entity, as may exist from time to time, is strictly confidential and is a valuable, special and unique asset of their businesses.  The Employee shall not, either before or after termination of this Agreement, disclose to anyone said financial information, or any part thereof, for any reason or purposes whatsoever.

NOTICE:  Notwithstanding the foregoing nondisclosure obligations, pursuant to 18 USC Section 1833(b), the Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Additionally, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.

(d)      In the event the Employee violates any provision in this Section 4, the Employee will be subject to damages and because of the relationship of employer and employee, it is hereby agreed injunctive relief is necessary for the Company and the Bank to enforce these provisions of the Agreement to protect its business and good will.  The Bank may reduce or eliminate payments due under this Agreement, or seek reimbursement of such payments, as necessary to mitigate such damages.

5.           Attorneys' Fees. If the Employee is purportedly Terminated for Cause and the Bank denies payments and/or benefits under Section 3(a) of this Agreement on the basis that the Employee experienced Termination for Cause, but it is determined by a court of competent jurisdiction or by an arbitrator pursuant to Section 13 that cause as contemplated by Section 1(i) of this Agreement did not exist for termination of the Employee's employment, or if in any event it is determined by any such court or arbitrator that the Bank has failed to make timely payment of any amounts or provision of any benefits owed to the Employee under this Agreement, the Employee shall be entitled to reimbursement for all reasonable costs, including attorneys' fees, incurred in challenging such termination of employment or collecting such amounts or benefits. Such reimbursement shall be in addition to all rights to which the Employee is otherwise entitled under this Agreement.
6.            No Assignments.
(a)      This Agreement is personal to each of the parties hereto, and neither party may assign or delegate any of its rights or obligations hereunder without first obtaining the written consent of the other party; provided, however, that the Bank shall require any successor or assign (whether direct or indirect, by purchase, merger, consolidation, operation of law or otherwise) to all or substantially all of the business and/or assets of the Bank, by an assumption agreement in form and substance satisfactory to the Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform it if no such succession or assignment had taken place. Failure of the Bank to obtain such an assumption agreement prior to the effectiveness of any such succession or assignment shall be a breach of this Agreement and shall entitle the Employee to compensation and benefits from the Bank in the same amount and on the same terms that Employee would be entitled to hereunder if an event of Involuntary Termination occurred, in addition to any payments and benefits to which the Employee is entitled under Section 3 hereof. For purposes of implementing the provisions of this Section 6(a), the date on which any such succession becomes effective shall be deemed the Date of Termination.
(b)      This Agreement and all rights of the Employee hereunder shall inure to the benefit of and be enforceable by the Employee's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. In the event of the death of the Employee, unless otherwise provided herein, all amounts payable hereunder shall be paid to the Employee's devisee, legatee, or other designee or, if there be no such designee, to the Employee's estate.
7.           Deferred Payments. If following a termination of the Employee, the aggregate payments to be made by the Bank under this Agreement and all other plans or arrangements maintained by the Company or any of the Consolidated Subsidiaries would exceed the limitation on deductible compensation contained in Section 162(m) of the Code in any calendar year, any such amounts in excess of such limitation shall be mandatorily deferred with interest thereon at 4.0% per annum to a calendar year such that the amount to be paid to the Employee in such calendar year, including deferred amounts, does not exceed such limitation, provided, however, that such deferral shall not extend past when the deferred amount must be paid pursuant to Section 409A.
8.            Delivery of Notices. For the purposes of this Agreement, all notices and other communications to any party hereto shall be in writing and shall be deemed to have been duly given when delivered or sent by certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Employee:                           Randy T. Riffle
 At the address last appearing
 on the personnel records of
 the Employee
If to the Bank:                                    First Financial Northwest Bank
 201 Wells Avenue South
 Renton, Washington 98057
 Attention: Secretary
or to such other address as such party may have furnished to the other in writing in accordance herewith, except that a notice of change of address shall be effective only upon receipt.
9.         Amendments. No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties, except as herein otherwise provided or as necessary to avoid a violation of Section 409A, in which case the amendment may be made by the Bank or its delegate.
10.       Headings. The headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.
11.       Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

12.            Governing Law. This Agreement shall be governed by the laws of the State of Washington to the extent that federal law does not govern.
13.            Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by binding arbitration, conducted before a panel of three arbitrators in a location selected by the Employee within 100 miles of such Employee's job location with the Bank, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrators' award in any court having jurisdiction.
* * * * *

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.
THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.
Attest:	FIRST FINANCIAL NORTHWEST BANK

/s/Joann E. Lee	/s/Joseph W. Kiley III
Joann E. Lee, Secretary	By: Joseph W. Kiley III
Its: President and Chief Executive Officer

EMPLOYEE

/s/Randy T. Riffle
Name: Randy T. Riffle

EXHIBIT A
Form of General Release

This General Release ("Agreement") is between ______________ ("Employee") and FIRST FINANCIAL NORTHWEST BANK (the "Company"), collectively, the "Parties".  The Employee acknowledges that this Agreement is being executed in accordance with Section 3(a) of the Change in Control Severance Agreement dated _________, 201_ (the "Source Agreement").

Both Employee and the Company desire to resolve all matters, known or unknown, arising out of Employee's employment with and separation from the Company according to the terms, conditions and consideration included in this Agreement.

This Agreement is dated ______________ for reference purposes, which is the date that the Company delivered this Agreement to the Employee for consideration.

Based on the above recitals, the Parties agree that the following terms will apply only if all conditions of this Agreement are met:

1.1	Release.

(a) Employee hereby releases and forever discharges any and all of the "Released Parties" (defined below) from any and all claims of any kind, known or unknown, which Employee ever had, now has, or hereafter may have, that arose on or before the date that he signed this Agreement, including without limitation, claims for:
•
wrongful termination or constructive discharge, including claims based on violation of public policy; breach of agreements, representations, policies or practices related to Employee's relationship with any Released Party; or based on any legal obligation owed by any Released Party;

•
violation of federal, state, or local laws, ordinances, or executive orders prohibiting discrimination, harassment or retaliation, or requiring accommodation, on the basis of race, ancestry, creed, color, religion, national origin, pregnancy, childbirth or related medical conditions, families with children, sex, genetic information, marital status, sexual orientation, gender expression or gender identity, political ideology, age, honorably discharged veteran or military status, sensory, physical, or mental impairment or other legally protected characteristic or activity;

•	wages (including overtime pay) or compensation of any kind (including attorney's fees or costs) to the fullest extent permitted by law;
•
tortious interference with contract or expectancy; fraud or negligent misrepresentation; breach of privacy, defamation or libel; intentional or negligent infliction of emotional distress; unfair labor practices; breach of fiduciary duty; or any other tort;

•
violation of the Washington Law Against Discrimination; the Washington Prohibited Employment Practices Law; the Washington Minimum Wage Act; Washington's Little Norris-LaGuardia Act; the Washington Family Leave Act; the Washington Family Care Act; the Washington Military Family Leave Act; the Washington law permitting leave for victims of domestic violence, sexual assault or stalking; the Washington Fair Credit

Reporting Act; the retaliation provisions of the Washington Workers' Compensation Act; the Washington Industrial Safety and Health Act (WISHA), including any and all amendments to the above, to the fullest extent permitted by law;

•
violation of the Consolidated Omnibus Budget and Reconciliation Act of 1985 (COBRA); the Fair Labor Standards Act (FLSA); the Labor Management Relations Act (LMRA); the Employee Polygraph Protection Act; the Racketeer Influenced and Corrupt Organizations Act (RICO); the Electronic Communications Privacy Act; the Uniform Services Employment and Re-Employment Rights Act (USERRA); the Sarbanes-Oxley Act; the Civil Rights Act of 1964; Title VII; Sections 1981 through 1988 of Title 42 of the United States Code; the Civil Rights Act of 1991; the Equal Pay Act of 1963; the Lilly Ledbetter Fair Pay Act; the Genetic Information Nondiscrimination Act of 2008 (GINA); the Americans with Disabilities Act of 1990 (ADA); the federal Family and Medical Leave Act of 1993 (FMLA); the Worker Adjustment and Retraining Notification Act (WARN); the Occupational Safety and Health Act (OSHA); the Sarbanes-Oxley Act of 2002; the Employee Retirement Income Security Act of 1974 (ERISA); the National Labor Relations Act (NLRA); the Immigration Reform and Control Act (IRCA); including any and all amendments to the above, to the fullest extent permitted by law;

•	the Age Discrimination in Employment Act of 1967 (ADEA); the Older Workers Benefit Protection Act (OWBPA); and
•	violations of all similar federal, state and local laws, to the fullest extent permitted by law.
(b)      "Released Party" or "Released Parties" includes First Financial Northwest, Inc., First Financial Northwest Bank (as the successor to First Savings Bank Northwest), First Financial Diversified Corporation, and all current and former parents, subsidiaries, related companies and affiliates (including any partnerships or joint ventures), and the benefit plans of each such entity; and with respect to each such entity, all past, present and future employees, supervisors, managers, fiduciaries, directors, officers, owners, shareholders, representatives, agents, attorneys, assigns, insurers, whether acting in their individual or official capacities, and any other persons acting by, through, under, or in concert with any of the persons or entities listed in this paragraph; and with respect to each such entity and individual, all predecessors, successors and assigns.
(c)      Employee agrees that, except as may be required by subpoena, court order, or other force of law, Employee will not in any way assist any individual or entity in commencing or prosecuting any action or proceeding against any Released Party connected to any and all matters arising from any event that has occurred up to the date of the Employee's separation from service with the Company (the "Separation Date").
(d)      Employee understands that he is releasing potentially unknown claims, and that Employee has limited knowledge with respect to some of the claims being released.  Employee acknowledges that there is a risk that, after signing this Agreement, he may learn information that might have affected Employee's decision to enter into this Agreement.  Employee assumes this risk and all other risks of any mistake in entering into this Agreement.  Employee acknowledges that this Agreement and the release and discharge contained herein is fairly and knowingly made.  Employee is giving up all rights and claims of any kind, known or unknown, except for the rights specifically given in this Agreement.
(e)      This Agreement does not in any way affect: (1) the Employee's rights of indemnification to which the Employee was entitled immediately prior to the Separation Date (as an employee or director of any of the Released Parties); (2) any rights the Employee may have as a shareholder of a Released Party; (3) the Employee's vested rights under any tax-qualified retirement plan or stock compensation plan maintained by a Released Party; (4) any right the Employee may have to obtain contribution in the event of an entry of judgment against the Employee as a result of any act or failure to act for which the Employee and any of the Released Parties are jointly responsible; and (5) the right of the Employee to take whatever steps may be necessary to enforce the terms of the Source Agreement.
1.2.       Indemnification.  Employee agrees to indemnify and hold Released Parties harmless from and against all losses, costs, damages or expenses, including, without limitation, reasonable attorney's fees incurred, arising out of a breach of this Agreement.  As a material part of this Agreement, Employee represents and warrants that there are presently no claims or potential claims that are capable of being asserted against the Released Parties which he has not asserted or which could be asserted on his behalf or on behalf of his marital community.
1.3         Affirmations.

(a)      Employee affirms that he has disclosed any workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under federal, state, or local laws, including family or medical leave, paid sick or safe leave, or any other leave mandated by law.
(b)      Employee affirms that he has not and will not initiate any suit, action, or arbitration before any federal, state or local judicial, administrative or other forum with respect to any matter arising out of or connected with his employment with the Company and/or the termination of that employment; and that, without subpoena, he will not, except at the Company's request, testify in any judicial or administrative proceedings to which any Released Party is a party regarding any matter involving the affairs of any Released Party of which Employee has knowledge.  Nothing in this Agreement precludes Employee from filing a charge or complaint with an appropriate administrative agency.  However, Employee agrees that he is not entitled to and will not accept any monetary recovery directly from the Company as a result of filing such charge or complaint.  Employee affirms that he has not transferred or assigned any claims or rights to claims to any other person or entity.
(c)      Nothing in this Agreement prohibits Employee from reporting possible violations of federal, state or local laws or regulations to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the United States Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal, state or local laws or regulations. Employee does not need prior authorization of any kind to make any such reports or disclosures and Employee is not required to notify the Company that Employee has made such reports or disclosures.  The provisions of this Section 1.3(c) shall apply only to the extent required by the Defend Trade Secrets Act of 2016.

1.4         Older Workers' Benefit Protection Act Provisions.  In accordance with the requirements of the Older Workers' Benefit Protection Act, Employee expressly acknowledges the following:

(a)      Independent Legal Counsel.  Employee is advised and encouraged to consult with an attorney before signing this Agreement.  Employee acknowledges that, if he desired to consult an attorney, he had an adequate opportunity to do so.
(b)     Consideration Period.  Employee has twenty-one (21) calendar days from the date this Agreement was given to him (______________) to consider this Agreement before signing it.  Employee agrees that any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner the original twenty-one (21) calendar day consideration period.  The twenty-one (21)

day period expires on ______________.  Employee may use as much or as little of this twenty-one (21) day period as he wishes before signing.  If Employee does not sign and return this Agreement within this twenty-one (21) day period, it will not become effective or enforceable, and Employee will not receive the benefits described in the Source Agreement.
(c)       Revocation Period and Effective Date.  Employee has seven (7) calendar days after signing this Agreement to revoke it.  To revoke this Agreement after signing it, Employee must deliver a written notice of revocation to the Company's Chief Executive Officer before the seven (7) day period expires.  This Agreement shall not become effective until the eighth (8th) calendar day after Employee signs it ("Effective Date").  If Employee revokes this Agreement, it will not become effective or enforceable, and he will not receive the benefits described in the Source Agreement.
(d)      Acceptance.  Employee agrees and accepts this Agreement.  Employee acknowledges that he has not signed this Agreement relying on anything not set out herein.  Employee acknowledges that if he is signing this before ____________, he has decided not to wait for the full twenty-one (21) day period, even though he has the right to do so.
1.5          Non-Admission.  This Agreement shall not be construed as an admission by Employee or any Released Party of any liability, breach of any agreement, or violation of any statute, law or regulation, nor shall it be construed as an admission of any deficient performance or breach of any professional obligation.
1.6          Governing Law.  This Agreement is governed by the laws of the State of Washington that apply to contracts executed and to be performed entirely within the State of Washington without giving effect to the rules governing the conflicts of laws, and without the aid of any canon, custom, or rule of law requiring construction against the drafter, and regardless of whether a party changes domicile or residence.
1.7          Successors and Assigns.  Employee's obligations will bind his heirs, successors, and assigns, to the benefit of the Company.  The Company shall have the right to assign this Agreement to any of the Company's successors, assigns, or affiliates or to any entity that, directly or indirectly, is in control of, is controlled by, or is under common control with the Company.  This Agreement shall be binding upon the successors and permitted assigns of the Company.
1.8          Headings; Definitions.  The headings in the Agreement are for convenience only and shall not affect the meaning of the terms as set out in the text.  Any capitalized terms not defined in this Agreement will have the meaning assigned to those terms in the Employment Agreement.
1.9          Attorney's Fees.  In any dispute involving this Agreement, each Party shall be responsible for their own attorney's fees and costs.
1.10       Severability.  It is further understood and agreed that if any of the provisions of this Agreement are held to be invalid or unenforceable, the remaining provisions shall nevertheless continue to be valid and enforceable.
1.11       Complete Agreement.  This Agreement represents and contains the entire understanding between the Parties in connection with the subject matter of this Agreement.  It is expressly acknowledged and recognized by all Parties that there are no oral or written collateral agreements, understandings or representations between the Parties other than as contained in this document.  Any modifications to this Agreement must be in writing and signed by both Parties to be effective.

1.12       Counterparts.  This Agreement may be executed in duplicate originals, each of which is equally admissible in evidence, and each original shall fully bind each party who executed it.  An e-mailed or facsimile copy of the signature may be submitted as proof of execution; however, Employee shall send the original executed agreement by U.S. Mail to the Company's Chief Executive Officer no later than three (3) days after signature.

This Agreement consists of ______ pages, not including any exhibits.

_____________________________	______________________________
Date

Agreed by FIRST FINANCIAL NORTHWEST BANK

_____________________________	_____________________________
By: __________________________	Date
Its: __________________________